Exhibit 99.1

Enphase Energy Reports Second Quarter 2013 Financial Results
PETALUMA, Calif., August 6, 2013—Enphase Energy, Inc. (NASDAQ: ENPH) announced today financial results for the second quarter ended June 30, 2013.
Second Quarter 2013 Highlights

•	Revenue of $58.2 million, up 28% sequentially

•	Record non-GAAP gross margin of 28.1%, up 360 basis points year-over-year

•	Non-GAAP operating expenses flat sequentially at $20.4 million
Enphase Energy reported total revenue for the second quarter of $58.2 million, an increase of 28 percent compared to the first quarter of 2013. This also represents an increase of 4 percent compared to revenue of $55.7 million for the second quarter of 2012, which included approximately $19 million of revenue associated with shipments related to the expiring Section 1603 grant program. Excluding these 1603 related units, revenue increased over 58 percent year-over-year.
Revenue generated outside of the United States continued to increase, and accounted for over 20 percent of total revenue, up from roughly 15 percent in the first quarter of 2013 and 10 percent in the fourth quarter of 2012.
Units sold in the second quarter of 2013 totaled 399,000.
GAAP gross margin for the second quarter of 2013 was a record 28.0 percent. Non-GAAP gross margin was a record 28.1 percent, an increase of 360 basis points when compared to 24.5 percent in the second quarter of 2012.
GAAP operating expenses for the second quarter were $21.8 million. Non-GAAP operating expenses were $20.4 million, which is flat compared to both the first quarter of 2013 and the fourth quarter of 2012.
Second quarter of 2013 GAAP net loss was $6.4 million, or a loss of $0.15 per share. On a non-GAAP basis, the net loss was $4.8 million, or a loss of $0.12 per share.
The Company exited the quarter with a total cash balance of $34.0 million.
“Our second quarter financial results provide tangible evidence of the progress we are making in the execution of our key initiatives,” commented Paul Nahi, CEO of Enphase. “Once again, we improved our gross margins posting a Company record 28.1%, while continuing to maintain tight control over operating expenses, which we kept flat for the third consecutive quarter. We also made great strides in improving cash flow from operations.”
Mr. Nahi continued, “The recognition we have received as the #1 residential inverter supplier in the Americas by revenue share and the #1 power electronics monitoring provider worldwide by number of new sites for 2012, along with the progress we are making in the international markets further validate the value proposition of the Enphase microinverter system.”
“The release of our fourth generation microinverter system combined with surpassing one terawatt-hour of clean energy production from Enphase systems is further evidence of our market and technology leadership,” he added.
Business Highlights

•
Introduction of the fourth generation microinverter system at Intersolar North America in July, which includes the new M250 Microinverter and software platform products MyEnlighten and Enlighten Manager.

•	Named #1 residential inverter supplier in the Americas for 2012 by IHS Research by share of revenue.

•	Named #1 power electronics monitoring provider in the world by number of new sites in 2012 by GTM Research with Enlighten, the Company's intelligent monitoring software platform.

•	Achievement of an important milestone, passing one terawatt-hour of clean energy production by its microinverters as reported by Enlighten.

•	Entered into strategic relationship with Lennar, through its newly created subsidiary, SunStreet Energy Group, to provide microinverters to the new home construction market.
Business Outlook
“Looking forward, we expect revenue for the third quarter of 2013 to be within a range of $59 million to $63 million,” said Kris Sennesael, CFO of Enphase. “We expect the sequential increase in the third quarter revenue to be muted partially due to an anticipated reduction in inventory levels within our distribution channel, as a result of the transition from the third to the fourth generation microinverter system.”
Mr. Sennesael continued, “Turning to gross margin, we expect the third quarter gross margin to be within a range of 27 percent to 29 percent. As is the case with each new generation product, the transition to the M250 microinverter system is expected to drive further cost improvements and have a positive margin impact as volume ramps. In the mean time, we will continue to hold the line on our operating expenses and expect the non-GAAP operating expenses for the third quarter of 2013 to be roughly flat compared to the second quarter of 2013.”
Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its second quarter results and third quarter 2013 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Open to the public, investors may access the call by dialing 877-644-1284; participant passcode 22346119. A live webcast of the conference call, together with accompanying presentation slides, will also be accessible from the “Investor Relations” section of the Company's website at investor.enphase.com. Following the webcast, an archived version will be available on the website for 30 days. In addition, an audio replay of the conference call will be available by calling 855-859-2056; participant passcode 22346119 beginning approximately one hour after the call.

Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to Enphase Energy's financial performance, market demands for its microinverters, advantages of its technology, market trends and future financial performance. These forward-looking statements are based on the Company's current expectations and inherently involve significant risks and uncertainties. Enphase Energy's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the future demands for solar energy solutions; the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications; the Company's ability to achieve broad market acceptance of its microinverter systems and to develop new and enhanced products in response to customer demands and rapid market and technological changes in the solar industry; the success of competing solar solutions that are or become available; the Company's ability to effectively manage the growth of its organization and expansion into new markets and to maintain or achieve anticipated product quality, product performance and cost metrics; competition and other factors that may cause potential future price reductions for its products; the Company's ability to optimally match production with demand and dependence on a limited number of outside contract manufacturers and lack of supply contracts with these manufacturers; general economic conditions in domestic and international markets and other risks included under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, which is on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Enphase Energy's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which will be filed with the SEC in the third quarter of 2013. All information set forth in this press release and its attachments is as of August 6, 2013. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.
A copy of this press release can be found on the investor relations page of Enphase Energy's website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy delivers microinverter technology for the solar industry that increases energy production, simplifies design and installation, improves system uptime and reliability, reduces fire safety risk and provides a platform for intelligent energy management. Our semiconductor-based microinverter system converts energy at the individual module level and brings a system-based, high technology approach to solar energy generation. www.enphase.com
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Contacts
Christine Bennett, Enphase Energy
Global Corporate Communications Manager
pr@enphaseenergy.com
+1-707-763-4784

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net revenues	$58,167	$55,697	$103,744	$98,297
Cost of revenues	41,883	42,096	75,259	75,389
Gross profit	16,284	13,601	28,485	22,908
Operating expenses:
Research and development	8,484	8,655	17,510	16,497
Sales and marketing	7,365	6,360	14,215	11,409
General and administrative	5,926	6,091	11,962	11,787
Total operating expenses	21,775	21,106	43,687	39,693
Loss from operations	(5,491)	(7,505)	(15,202)	(16,785)
Other expense, net:
Interest expense	(484)	(3,405)	(948)	(4,884)
Other income (expense)	(297)	(324)	(346)	316
Total other expense, net	(781)	(3,729)	(1,294)	(4,568)
Loss before income taxes	(6,272)	(11,234)	(16,496)	(21,353)
Provision for income taxes	(124)	(151)	(306)	(216)
Net loss attributable to common stockholders	$(6,396)	$(11,385)	$(16,802)	$(21,569)
Net loss per share attributable to common stockholders, basic and diluted	$(0.15)	$(0.29)	$(0.41)	$(1.05)
Shares used in computing net loss per share attributable to common stockholders, basic and diluted	41,617	39,461	41,384	20,584

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$33,976	$45,294
Accounts receivable, net	32,104	27,743
Inventory	17,906	19,843
Prepaid expenses and other	2,708	2,118
Total current assets	86,694	94,998
Property and equipment, net	25,141	25,541
Other assets	1,513	1,752
Total assets	$113,348	$122,291
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,012	$11,272
Accrued liabilities	19,348	19,266
Deferred revenues	1,258	933
Current portion of term loans	3,365	2,384
Total current liabilities	33,983	33,855
Long-term liabilities:
Deferred revenues	9,303	7,537
Warranty obligations	18,790	15,260
Other liabilities	394	307
Term loans	6,531	8,677
Total liabilities	69,001	65,636
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	188,082	183,629
Accumulated deficit	(143,828)	(127,026)
Accumulated other comprehensive income	93	52
Total stockholders’ equity	44,347	56,655
Total liabilities and stockholders’ equity	$113,348	$122,291

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(16,802)	$(21,569)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,369	2,451
Provision for doubtful accounts	28	—
Net loss on disposal of assets	31	110
Non-cash interest expense	215	3,903
Stock-based compensation	2,910	1,708
Change in fair value of convertible preferred stock warrants	—	(520)
Changes in operating assets and liabilities:
Accounts receivable	(4,389)	7,810
Inventory	1,937	(19,738)
Prepaid expenses and other assets	(526)	(1,317)
Accounts payable, accrued and other liabilities	3,174	16,719
Deferred revenues	2,091	(21,402)
Net cash used in operating activities	(7,962)	(31,845)
Cash flows from investing activities:
Purchases of property and equipment	(3,467)	(8,013)
Net cash used in investing activities	(3,467)	(8,013)
Cash flows from financing activities:
Proceeds from term loans and debt	—	2,600
Repayments of term loans	(1,196)	(4,076)
Principal payments under capital leases	(40)	(63)
Proceeds from issuance of common stock under employee stock plans	1,534	44
Proceeds from issuance of common stock in IPO, net of underwriting discounts and commissions	—	58,609
Payment of offering costs	—	(1,828)
Net cash provided by financing activities	298	55,286
Effect of exchange rate changes on cash	(187)	17
Net (decrease) increase in cash and cash equivalents	(11,318)	15,445
Cash and cash equivalents—Beginning of period	45,294	51,524
Cash and cash equivalents—End of period	$33,976	$66,969

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Reconciliation of Gross Profit and Gross Margin on a GAAP Basis to Gross Profit and Gross Margin on a Non-GAAP Basis:
Gross profit on a GAAP basis	$16,284	$13,601	$28,485	$22,908
Stock-based compensation	64	38	172	57
Gross profit on a non-GAAP basis	$16,348	$13,639	$28,657	$22,965
Gross margin on a GAAP basis	28.0%	24.4%	27.5%	23.3%
Gross margin on a non-GAAP basis	28.1%	24.5%	27.6%	23.4%
Reconciliation of Operating Expenses on a GAAP Basis to Operating Expenses on a Non-GAAP Basis:
Operating expenses on a GAAP basis	$21,775	$21,106	$43,687	$39,693
Stock-based compensation(1)	(1,411)	(964)	(2,738)	(1,651)
Operating expenses on a non-GAAP basis	$20,364	$20,142	$40,949	$38,042
(1) Includes stock-based compensation as follows:
Research and development	$438	$384	$916	$657
Sales and marketing	397	268	775	464
General and administrative	576	312	1,047	530
Total	$1,411	$964	$2,738	$1,651
Reconciliation of Loss from Operations on a GAAP Basis to Loss from Operations on a Non-GAAP Basis:
Loss from operations on a GAAP basis	$(5,491)	$(7,505)	$(15,202)	$(16,785)
Stock-based compensation	1,475	1,002	2,910	1,708
Loss from operations on a non-GAAP basis	$(4,016)	$(6,503)	$(12,292)	$(15,077)
Reconciliation of Net Loss on a GAAP Basis to Net Loss on a Non-GAAP Basis:
Net loss on a GAAP basis	$(6,396)	$(11,385)	$(16,802)	$(21,569)
Stock-based compensation	1,475	1,002	2,910	1,708
Non-cash interest expense	107	2,966	215	3,903
(Gains) losses from convertible preferred stock warrant liability revaluation	—	103	—	(520)
Net loss on a non-GAAP basis	$(4,814)	$(7,314)	$(13,677)	$(16,478)
Reconciliation of Basic and Diluted Net Loss per Share on a GAAP Basis to Basic and Diluted Net Loss per Share on a Non-GAAP Basis:
Basic and diluted net loss per share on a GAAP basis	$(0.15)	$(0.29)	$(0.41)	$(1.05)
Stock-based compensation	0.03	0.02	0.07	0.08
Non-cash interest expense	—	0.08	0.01	0.20
(Gains) losses from convertible preferred stock warrant liability revaluation	—	—	—	(0.03)
Basic and diluted net loss per share on a non-GAAP basis	$(0.12)	$(0.19)	$(0.33)	$(0.80)

ENPHASE ENERGY, INC.
SUPPLEMENTAL OPERATING DATA
(Unaudited)

	Quarterly Period
	2Q13	1Q13	4Q12	3Q12	2Q12
Net revenues (in thousands)	$58,167	$45,577	$57,568	$60,813	$55,697
Gross profit (in thousands)	16,284	12,201	16,056	16,324	13,601
Gross margin	28.0%	26.8%	27.9%	26.8%	24.4%
Microinverter units shipped (in thousands)	399	315	384	431	403
Megawatts shipped(1)	85.6	67.7	82.6	92.4	86.0
(1) Represents the productive capacity of microinverters shipped.